Exhibit 99.1

July 31, 2015
Earnings Report
June 30, 2015

Dear Shareholders:

We are pleased to announce continued balance sheet growth for Kentucky Bancshares, Inc. Total assets were $853.0 million as of June 30, 2015 compared to $785.3 million as of June 30, 2014 reflecting growth of 8.6%. Year-to-date net income was $3.6 million for the period ending June 30, 2015 compared to $3.7 million for the period ending June 30, 2014.

The overall increase in total assets was driven by a 10.1% increase in total loans, which was funded by a 7.8% increase in deposits and an 18.0% increase in other borrowed funds. Similar to prior periods, borrowings increased in an effort to strategically lock in longer term funding at fixed rates, for anticipated growth and to minimize rate sensitivity in anticipation of an increasing rate environment.

Year-to-date diluted earnings per share was $1.33 for the period ending June 30, 2015 compared to $1.36 for the same period last year. The change from year-to-year is largely attributable to higher loan loss provision and higher non-interest expense, partially offset by higher net interest income and lower tax expense. Provision expense is higher due to the growth in our loan portfolio. While our credit quality remains strong and favorable to peers, management feels it is prudent to increase our provision because of our recent loan growth. Non-interest expense increased due, in part, to merger related expenses associated with the acquisition of Madison Financial Corporation, which closed on July 24, 2015. Net interest income is higher due to our loan and investment growth. Tax expense is lower due to purchased tax credits, lower income, and increased exemptions associated with our captive insurance subsidiary.

The second quarter of 2015 was a busy and productive one for us. In addition to the loan and deposit growth in the second quarter, we worked diligently on the merger of Madison Bank with Kentucky Bank. We are extremely pleased to report their three branching centers opened as Kentucky Bank branches on July 27, 2015. We are privileged to unite with such a good group of bankers and look forward to solidifying our presence in Madison County, while expanding the retail and commercial relationships Madison Bank has fostered throughout the years. John Hamilton, a long-time Madison County banker, is leading our efforts in Madison County as the Market President. He is well positioned with a fantastic team of experienced bankers, to ensure the transition goes smoothly for our combined customers.

Our view should always be a long term one and we will continue to consider opportunities for further franchise expansion, including possible acquisition opportunities, which advance our growth objectives while maintaining our ability to provide Premier Customer Service. We will continue to do everything possible to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO







                                         UNAUDITED
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
CONSOLIDATED BALANCE SHEET
(in thousands)
                                                                                 Percentage
                                                   6/30/2015      6/30/2014        Change

Assets
  Cash & Due From Banks                            $  16,143      $  14,651         10.2%
  Interest Bearing Time Deposits                       1,280            300        326.7
  Securities                                         237,476        224,168          5.9
  Trading Assets                                       5,400          5,242          3.0
  Loans Held for Sale                                  1,719            495        247.3
  Loans                                              546,085        496,134         10.1
  Reserve for Loan Losses                              5,950          5,614          6.0
    Net Loans                                        540,135        490,520         10.1
  Federal Funds Sold                                     205             88        133.0
  Other Assets                                        50,596         49,832          1.5
     Total Assets                                  $ 852,954      $ 785,296          8.6%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                         $ 179,909      $ 157,988         13.9%
    Savings & Interest Checking                      280,409        257,259          9.0
    Certificates of Deposit                          183,698        182,162          0.8
      Total Deposits                                 644,016        597,409          7.8
  Repurchase Agreements                               13,690         11,297         21.2
  Other Borrowed Funds                               110,090         93,280         18.0
  Other Liabilities                                    6,161          8,379        -26.5
    Total Liabilities                                773,957        710,365          9.0
  Stockholders' Equity                                78,997         74,931          5.4
    Total Liabilities & Stockholders' Equity       $ 852,954      $ 785,296          8.6%
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


CONSOLIDATED INCOME STATEMENT
(in thousands)
                                                   Six Months Ending                    Three Months Ending
                                                                  Percentage                            Percentage
                                           6/30/2015   6/30/2014    Change       6/30/2015   6/30/2014    Change
Interest Income                            $ 15,566    $ 14,688       6.0%       $ 7,835     $ 7,405        5.8%
Interest Expense                              1,940       1,860       4.3            972         926        5.0
  Net Interest Income                        13,626      12,828       6.2          6,863       6,479        5.9
Loan Loss Provision                             650         200     225.0            350         100      250.0
  Net Interest Income After Provision        12,976      12,628       2.8          6,513       6,379        2.1
Other Income                                  5,892       4,937      19.3          3,622       2,669       35.7
Other Expenses                               14,925      13,229      12.8          7,708       6,776       13.7
  Income Before Taxes                         3,943       4,336      -9.1          2,427       2,272        6.8
Income Taxes                                    306         661     -53.7            305         368       17.0
  Net Income                               $  3,637    $  3,675      -1.0%       $ 2,122     $ 1,904       11.5%
Net Change in Unrealized Gain (Loss)
 on Securities                               (1,223)      4,981    -124.5         (2,159)      1,729     -244.9
  Comprehensive Income (Loss)              $  2,414    $  8,656     -72.1%       $   (37)    $ 3,633     -101.0%

Selected Ratios
  Return on Average Assets                     0.84%       0.94%                    0.99%       0.97%
  Return on Average Equity                     9.14       10.18                    10.64       10.33

  Earnings Per Share                        $  1.33     $  1.36                  $  0.77     $  0.70
  Earnings Per Share - assuming dilution       1.33        1.36                     0.77        0.70
  Cash Dividends Per Share                     0.52        0.50                     0.26        0.25
  Book Value Per Share                        28.98       27.54
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  Market Price                         High        Low         Close
    Second Quarter '15                $32.35      $27.75      $31.40
    First Quarter '15                  28.15       27.00       28.15